Exhibit 99.1

EV Energy Partners Announces Approval of Unitholder Proposals

HOUSTON, August 30, 2016 /PRNewswire/ -- EV Energy Partners, L.P. (Nasdaq: EVEP) announced that its unitholders approved the 2016 Long Term Incentive Plan and the ratification of Deloitte & Touche LLP as EVEP’s independent registered public accounting firm for the fiscal year ending December 31, 2016 during a special meeting of the Partnership’s unitholders.

A quorum at the special meeting required the presence, either in person or by proxy, of a majority of all the Partnership’s outstanding units as of the record of date of July 7, 2016. Approximately 38.7 million or 79% percent of the Partnership’s outstanding units participated in the special meeting.

About EV Energy Partners, L.P.

EV Energy Partners, L.P. is a Houston based master limited partnership engaged in acquiring, producing and developing oil and natural gas properties. More information about EVEP is available on the Internet at www.evenergypartners.com.

(code #: EVEP/G)

EV Energy Partners, L.P., Houston

Nicholas Bobrowski

713-651-1144

http://www.evenergypartners.com